UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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The UniMark Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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THE UNIMARK GROUP, INC.

1425 GREENWAY DRIVE

SUITE 160

IRVING, TEXAS 75038

March 18, 2005

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of The UniMark Group, Inc., a Texas corporation, (“we,” “us,” “our” and the “Company”) which will be held at The Harvey Hotel DFW Airport, 4545 W. John Carpenter Freeway, Irving Texas 75063, on Thursday, April 14, 2005, at 9:00 a.m. (Dallas, Texas time). Information about the meeting is presented on the following pages.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the meeting and vote in person, you will of course have that opportunity.

Directors and officers of our Company will be present at the annual meeting to respond to any questions you may have.

On behalf of our management team and board of directors, I would like to express our appreciation for your continued interest in the affairs of our Company. We look forward to seeing you at the annual meeting.

Sincerely,

/s/ Jakes Jordaan
Jakes Jordaan
President and Chief Executive Officer

THE UNIMARK GROUP, INC.

1425 GREENWAY DRIVE

SUITE 160

IRVING, TEXAS 75038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 18, 2005

To our Shareholders:

The annual meeting of the shareholders of the Company will be held at The Harvey Hotel DFW Airport, 4545 W. John Carpenter Freeway, Irving, Texas 75063, on Thursday, April 14, 2005, at 9:00 a.m. (Dallas, Texas time) for the following purposes:

1.	To elect three (3) directors to serve on our Company’s board of directors; and

2.	To transact such other business as may properly come before the meeting.

Only our shareholders of record at the close of business on February 23, 2005 are entitled to notice of, and to vote at, this annual meeting or any adjournment thereof. Shareholders who are unable to attend the meeting in person are requested to complete, sign, date and return the enclosed form of proxy in the envelope provided. No postage is required if mailed in the United States. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

A copy of our annual report to shareholders for the fiscal year ended December 31, 2003 is being mailed to you with this notice and proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jakes Jordaan
Jakes Jordaan
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY CARD WILL SAVE THE COMPANY THE EXPENSES AND EXTRA WORK OF AN ADDITIONAL SOLICITATION. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy card will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

i

THE UNIMARK GROUP, INC.

1425 GREENWAY DRIVE

SUITE 160

IRVING, TEXAS 75038

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 14, 2005

This proxy statement is furnished to the holders of our common stock, par value $0.01 per share, of our Company in connection with the solicitation of proxies by us and on behalf of our board of directors to be voted at our annual meeting of Shareholders (the “Annual Meeting”) and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement. Our Annual Meeting will be held at The Harvey Hotel DFW Airport, 4545 W. John Carpenter Freeway, Irving, Texas, 750063, on Thursday, April 14, 2005, at 9:00 a.m. (Dallas, Texas time), and at any adjournments of such Annual Meeting. The persons named as Proxies are Jakes Jordaan and Enrique Narvaez, each of whom is presently an executive officer of our Company. This Proxy Statement and the related form of proxy card are being mailed on or about March 21, 2005, to all shareholders of record on February 23, 2005.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the purpose of our annual meeting?

At the annual meeting, shareholders will act upon the sole proposal set forth in the accompanying notice of meeting.

Who is entitled to vote?

If our records show that you are a shareholder as of the close of business on February 23, 2005, which is referred to as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

Can I attend the meeting?

All shareholders of record of shares of common stock of our Company at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each shareholder or proxy will be asked to present a form of valid picture identification, such as a driver’s license or passport.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 21,044,828 shares of common stock outstanding and entitled to vote at the annual meeting. Shares that reflect votes withheld for director nominees, abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at our annual meeting.

How do I vote?

Voting by Proxy Holders for Shares Registered Directly in the Name of the Shareholder. If you hold your shares in our own name as a holder of record, you may instruct the proxy holders named in the enclosed proxy card how to vote your common shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you by our Company.

Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank. If your common shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your common shares voted.

Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Georgeson Shareholder Communications, Inc. in the postage-paid envelope provided.

Vote in Person. If you are a registered shareholder and attend the annual meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at our meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their common shares of record.

Will other matters be voted on at our annual meeting?

We are now not aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of our Company at the address set forth below;

•	filing a duly executed proxy bearing a later date; or

•	appearing in person and voting by ballot at our annual meeting.

Any shareholder of record as of the record date attending our annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at our annual meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

For your review, our 2003 annual report, including financial statements for the fiscal year ended December 31, 2003, is being mailed to our shareholders concurrently with this proxy statement. The annual report, however, is not part of the proxy solicitation material. For your further review, a copy of our annual report filed with the Securities and Exchange Commission (the “SEC”) on Form 10-K, including the financial statements, may be obtained without charge by writing to the Secretary of our Company at the following address: 1425 Greenway Drive, Suite 160, Irving, Texas 75038-2410

We file our annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

SEC Headquarters
450 Fifth Street, N.W.
Washington, D.C. 20549

Northeast Regional Office	Southeast Regional Office
233 Broadway	1401 Brickell Avenue
New York, New York 10279	Suite 200
Miami, FL 33131

Midwest Regional Office	Pacific Regional Office
175 W. Jackson Boulevard	5670 Wilshire Boulevard
Suite 900 Chicago, Illinois 60604	11th Floor
Los Angeles, CA 90036-3648

You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, like our Company, who file electronically with the SEC. The Internet address of that site is http://www.sec.gov.

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SOLE PROPOSAL

ELECTION OF DIRECTORS

Introduction

Three directors, constituting our entire board of directors, are to be elected at the annual meeting. Each of the nominees listed below is currently a director of our Company and has consented to be nominated and to serve if elected. In the event that a vacancy may occur during the year, such vacancy may be filled by our board of directors for the remainder of the full term. All nominees will be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by our board of directors to replace the nominee.

Vote Required

Directors must be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the issue at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes votes”; votes that are withheld from the nominees or broker non-votes will be excluded entirely from the vote and will have no effect.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THEIR NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees and Executive Officers

The following table sets forth the nominees for our board of directors, their current ages and the year in which each first became a director.

NOMINEE	AGE	DIRECTOR SINCE
Robert Bobb	57	2004
Jakes Jordaan	43	1994
Joe McInerney	41	2004

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our annual meeting and the executive officers who are not directors, based on information furnished to our Company by each nominee and executive officer. The following information is correct as of March 1, 2005.

Nominees for Election as Directors

Robert Bobb. Mr. Bobb has served as Chairman of the Board of Directors of our company since his appointment in October 2004. For over 25 years, Mr. Bobb has been a principal equity investor and key management participant in a number of operating companies. Since 2000, Mr. Bobb has been Chairman of Cardinal Growth, a private equity investment group. Mr. Bobb received a B.S. degree from Western Michigan University and a J.D. degree from the University of Notre Dame Law School and studied at the University of Belgrade and the University of London. Since 1984, Mr. Bobb has been a director of Kensey Nash Corporation (Nasdaq NMS: “KNSY”), where he serves as a member of its Audit Committee.

Jakes Jordaan. Mr. Jordaan has served as a director of our Company since 1994 and as President and Chief Executive Officer of our Company since May 20, 2004. On October 1, 2004 Mr. Jordaan relinquished his position as Chairman of the Board. Since 1994, and up to his appointment as President and Chief Executive Officer, Mr. Jordaan was engaged in the private practice of corporate and securities law. Mr. Jordaan is the past Chairman of the Securities Section of the Dallas Bar Association. Mr. Jordaan has received a B.A. and B.B.A. degree from Southern Methodist University and a J.D. degree from the SMU School of Law.

Joe McInerney. Mr. McInerney has served as a director of our Company since October 2004. Since 2000, Mr. McInerney has been President and Chief Executive Officer of Cardinal Growth, a private equity investment group. Mr. McInerney began his career in 1985 as a Small Business Consultant for Arthur Andersen & Co. In partnership with Mr. Bobb, Mr. McInerney has been a successful private equity investor since 1993. His investment experience has covered a wide variety of industries, including printing, aviation, lumber products, agribusiness, construction materials and equipment rental. Mr. McInerney is a Certified Public Accountant. Mr. McInerney holds a B.S. in Accountancy from the University of Illinois (Urbana-Champaign) and a M.B.A. from the University of Chicago’s Graduate School of Business.

Prior Year Directors

Iain Aitken. Mr. Aitken served as a director of our Company from January 2002 until his resignation on July 7, 2004. Mr. Aitken is a Senior Advisor to Soros Private Funds Management, an affiliate of the Company’s largest shareholder, since September 2000. From 1999 to 2000, Mr. Aitken was a private consultant, advising companies on restructurings and real estate matters. From 1991 to 1999, Mr. Aitken served as Senior Vice President of ABN AMRO Bank N.V., one of the world’s largest financial institutions. Mr. Aitken is currently a director of Batavia Investment Fund Limited. Mr. Aitken received his Bachelor’s degree in Monetary Economics from the University of Stirling, in Scotland, in 1976.

Eduardo Beruff. Mr. Beruff served as a director of our Company from December 2002 until his resignation on September 30, 2004. Mr. Beruff is an independent management consultant advising companies on corporate strategy, marketing, operational performance, financial planning and financing. From 1994 until 1998, Mr. Beruff served as a divisional president of the SICPA Group, a Swiss specialty-chemical corporation. From 1982 to 1994, Mr. Beruff held various senior level positions with SmithKline Beecham (now GlaxoSmithKline), in management, marketing, finance and corporate planning. Mr. Beruff received his undergraduate degree from Georgetown University (magna cum laude) in 1975 and his Master of Business Administration degree from The Wharton School, University of Pennsylvania in 1977.

Federico Chavez Peon. Mr. Chavez served as a director of our Company from October 199 until his resignation on September 30, 2004. Mr. Chavez is a director of Promecap, S.C. (“Promecap”), a financial advisory services firm for Mexico Strategic Investment Fund Ltd. (“MSIF”), an affiliate of M&M Nominee, LLC (“M&M Nominee”). M&M Nominee, which previously owned 13,149,274 shares (62.5%) of UniMark’s issued and outstanding common stock. From 1996 until 1997, Mr. Chavez served as Chief Risk Director of Banco Santander Mexicano, S.A., an affiliate of Banco Santander, S.A., one of the most important financial institutions worldwide. From 1991 until 1996, Mr. Chavez served as Corporate Banking Director of Banco Mexicano, S.A. an affiliate of Grupo Financiero InverMexico, S.A. de C.V., a leading financial institution in Mexico at that time. From 1987 until 1991, Mr. Chavez served in various positions in the Corporate Banking Area of Casa de Bolsa Inverlat, one of the leading brokerage firms in Mexico at that time. Mr. Chavez obtained a degree in Industrial Engineering at the National University of Mexico.

Luis A. Chico Pardo. Mr. Chico served as a director of our Company from October 1998 until his resignation on September 30, 2004. Mr. Chico is a director of Promecap, S. C., a financial advisory services firm for MSIF. Chico served as Vice President of the Mexican Banking Association and as a member of the National Securities Commission. From 1982 until 1988, Mr. Chico served as Chief Executive Officer of Banco BCH, a Mexican credit corporation. From 1977 until 1978, Mr. Chico served as Director of Public Sector Credit at Mexico’s Secretariat of Finance and Public Credit. From 1964 until 1977, Mr. Chico acted as Deputy Manager of the International Division of Banco de Mexico (the nation’s central bank) and was a member of the Technical Committee of FOMEX, which was a public institution responsible for promoting exports of manufactured products. Mr. Chico obtained a degree in Law and Economics at the National University of Mexico, from which he graduated with honors in 1963. Mr. Chico obtained a Master’s degree in Economics from the London School of Economics and Political Science.

R. Arturo Herrera Barre. Mr. Herrera served as a director of our Company from October 2000 until his resignation on September 30, 2004, and was appointed as our Company’s President and Chief Executive Officer effective August 28, 2003. Until August 2003, Mr. Herrera served as Managing Director of Nova Capital S.C., a financial advisory-consulting firm located in Mexico City. From 1992 to 1996, Mr. Herrera served as Managing Director and Chief Executive Officer of Multicapitales & Fondo Reto, two private equity firms operating in Mexico. From 1982 to 1992, Mr. Herrera served as Vice President of Citibank, N.A. in Mexico City. Mr. Herrera worked as a consultant from 1978 to 1980 with Wharton Applied Research Center, from 1975 to 1978, with McKinsey & Co and from 1974 to 1975 with PricewaterhouseCoopers (formerly Price Waterhouse). Mr. Herrera has a Bachelor’s degree in Mechanical Electrical Engineering from Universidad Iberoamericana and a Master of Business Administration degree from The Wharton School, University of Pennsylvania.

Manuel Morales Camporredondo. Mr. Morales served as a director of our Company from June 2003 until his resignation on September 30, 2004. Mr. Morales is a director of Promecap, a financial advisory firm for MSIF. From 1994 until July 2000, Mr. Morales served as General Manager of Industrias Voit S.A. de C.V., a manufacturer of sporting goods based in Mexico City. Since 1994, Mr. Morales has served as a member of the board of directors of Voit. Since 1982, Mr. Morales has served as President of Tesitura S.A. de C.V., a textile manufacture of household products, located in Mexico City. Mr. Morales received his undergraduate degree in Business Administration from Universidad IberoAmericana in 1974 and his Masters in Business Administration from Instituto Panamericano de Alta Direccion de Empresas, or IPADE (Mexico City), in 1977.

C. Jackson Pfeffer. Mr. Pfeffer served as a director of our Company from December 2002 until his resignation on September 30, 2004. Mr. Pfeffer is the Chief Operating Officer of Car Concepts, Inc., a chain of automotive repair and tire stores. Prior to his joining Car Concepts in 2001, Mr. Pfeffer served for four years as President of Lifeline Home Health Services, Inc., a home healthcare provider located in Dallas, Texas. Mr. Pfeffer also serves as a member or advisor to several privately-held company boards of directors. Mr. Pfeffer received his Bachelor’s degree in Business Administration from Southern Illinois University in 1969 and his Master of Business Administration degree from Rochester Institute of Technology in 1973.

Executive Officers

The following persons are executive officers of our Company. Officers are elected annually by our board of directors until their successors are duly elected and qualified.

Name	Age	Position
R. Arturo Herrera Barre (1)	52	President, Chief Executive Officer and Director
Jakes Jordaan (2)	43	President, Chief Executive Officer and Director
David E. Ziegler	60	Chief Financial Officer
Teofilo Sanchez	42	Vice President — Operations
Enrique Narvaez	33	Vice President — Finance
Kathrine D. Adams	47	Corporate Controller and Secretary

(1)	Mr. Herrera’s employment contract expired on August 28, 2004 and was not renewed.
(2)	For information regarding this individual, see “Election of Directors” above.

R. Arturo Herrera Barre. Mr. Herrera joined our Company as Chief Executive Officer effective August 28, 2003 under a one year employment contract. Effective August 28, 2004 Mr. Herrera’s employment contract was not renewed. Until August 2003, Mr. Herrera served as Managing Director of Nova Capital S.C., a financial advisory-consulting firm located in Mexico City. From 1992 to 1996, Mr. Herrera served as Managing Director and Chief Executive Officer of Multicapitales & Fondo Reto, two private equity firms operating in Mexico. From 1982 to 1992, Mr. Herrera served as Vice President of Citibank, N.A. in Mexico City. Mr. Herrera worked as a consultant from 1978 to 1980 with Wharton Applied Research Center, from 1975 to 1978, with McKinsey & Co and from 1974 to 1975 with PricewaterhouseCoopers (formerly Price Waterhouse). Mr. Herrera has a Bachelor’s degree in Mechanical Electrical Engineering from Universidad Iberoamericana and a Master of Business Administration degree from The Wharton School, University of Pennsylvania.

David E. Ziegler. Mr. Ziegler joined our Company in October 2000 as a director and as Chief Financial Officer. In December 2002 Mr. Ziegler resigned as a director. Prior to October 2000, Mr. Ziegler was a Financial Consultant to our Company beginning April 1999 and assisted the former Chief Financial Officer in Securities and Exchange matters, financial reporting and special projects. From 1997 to 1999, Mr. Ziegler was Chief Financial Officer of Global Wireless Holdings Inc., a company formed in 1996 to acquire and integrate rapidly growing wireless communications companies, products, services and technologies. From 1996 to 1997 served as Chief Financial Officer, Treasurer and Secretary of Styling Technology Corporation, a publicly held company which was a leading developer, producer and marketer of a wide array of branded consumer products sold primarily through professional salon distribution channels. Mr. Ziegler served as Chief Financial Officer of Cellular World Corporation, a retail chain of wireless communications products stores from 1994 to 1996. In 1993, Mr. Ziegler served as Vice President and Chief Financial Officer of F&C International, Inc., a publicly held international developer and manufacturer of flavors and fragrances used primarily by branded consumer product producers in the food, beverage and personal care industries. Mr. Ziegler, a certified public accountant since 1971, was an audit partner at Arthur Andersen LLP from 1978 to 1986. Mr. Ziegler received his Bachelor’s degree in Accounting and Finance from Michigan State University in 1966. Mr. Ziegler has been a certified public accountant since 1971.

Teofilo Sanchez. Mr. Sanchez joined our Company in November 2004 as Vice President — Operations. Since 1991, Mr. Sanchez has been employed by FMC Foodtech, a division of FMC Technologies, Inc. (NYSE: “FTI”). FMC FoodTech is a global provider of integrated systems and equipment for every phase of food harvesting, preparation, processing and preservation. Mr. Sanchez served FMC as a citrus post harvest technical advisor providing technical assistance to approximately 40 packing facilities. Prior to working for FMC FoodTech he worked for Chiquita Banana, Panama, Chiquita Banana’s Tropical Citrus Division in Ft. Pierce, Florida and Chiquita Europe as a quality assurance officer. Mr. Sanchez obtained his Bachelor in Agronomy, Crop Science at Louisiana State University.

Kathrine D. Adams. Ms. Adams joined our Company in June 1998 and has served as our Corporate Controller and Secretary since October 2000. From January 2000 until October 2000 Ms. Adams was our Company’s Group Controller and prior to that time served as our Company’s Information Systems Project Manager. Prior to joining our Company, she spent nine years as the corporate controller for Active Organics, Inc., a manufacturer of health and beauty consumer products. Ms. Adams received her Bachelor’s degree in Business Administration from the University of North Texas in 1981.

Enrique Narvaez. Mr. Narvaez joined our Company in November 2004 as Vice President — Finance. Since 2003, Mr. Narvaez (33) was employed by Core Lab De Mexico, Villahermosa, Mexico, a subsidiary of Core Laboratories (“NYSE: “CLB”), a multinational oil & gas service company as Country Controller (Mexico). From January 2001 until February 2003, Mr. Narvaez served as Country Controller (Mexico) for Baker Oil Tools, a multinational oil & gas service company. From June 1998 until December 2000, he was employed by Baker Hughes Inc. (NYSE: “BHI”), a multinational oil & gas service company as Senior Corporate Auditor. From 1995 until 1997, Mr. Narvaez was a staff auditor with Arthur Andersen, San Antonio, Texas. He holds a Bachelor’s degree in Business Administration from The University of Texas, Austin, Texas and Masters in Public Accounting from The University of Texas, Austin, Texas. Mr. Narvaez is a certified public accountant.

The Board of Directors and Its Committees

Board of Directors. Until October 2004, our Company was managed by a seven member board of directors, a majority of who were independent of our management (the “Prior Board”). The Prior Board met 15 times during 2003 and 12 times during 2004 either in person or telephonically. Each member of the Prior Board attended at least 50% of the aggregate of (i) the total number of meetings of our board of directors (held during the period for which such directors served on our board of directors) and (ii) the total number of meetings of all committees of our board of directors on which the director served (during the periods for which the director served on such committee or committees).

Effective September 30, 2004, Messrs. Federico Chavez Peon, Luis A. Chico Pardo, Manuel Morales Camporredondo, C. Jackson Pfeffer, Eduardo Beruff and R. Arturo Herrera Barre resigned from the Company’s Board of Directors. The size of the Board of Directors were decreased to three members and Messrs. Robert Bobb and Joe McInerney, affiliates of Cardinal UniMark Investors, L.P. (“Cardinal”), were appointed as members of the Company’s Board of Directors (the “New Board”). Also, Mr. Bobb was named as Chairman of the Company’s Board of Directors. Cardinal recently acquired 10,519,419 shares of UniMark’s common stock from Mexico Strategic Investment Fund, Ltd. Each member of the New Board attended at least 50% of the aggregate of (i) the total number of meetings of our board of directors (held during the period for which such directors served on our board of directors) and (ii) the total number of meetings of all committees of our board of directors on which the director served (during the periods for which the director served on such committee or committees).

Special Independent Committee. In connection with a proposed “going-private” offer made by an affiliate of M&M Nominee, our then largest shareholder, the Prior Board established a Special Independent Committee to represent the interest of our minority shareholders in connection with the offer. The members of the Independent Special Committee were Messrs. Beruff, Herrera and Pfeffer. The Special Independent Committee met in person or by telephone approximately 15 times in connection with the going private offer, which was withdrawn in March 2003. Upon withdrawal of the “going-private” offer, the Special Independent Committee was dissolved.

Audit Committee. Our board of directors has established an Audit Committee. During 2003 and until September 2004 our Audit Committee consisted of Iain Aitken, C. Jackson Pfeffer and Eduardo Beruff (the “Previous Audit Committee”). Effective October 2004, Robert Bobb and Joe McInerney were appointed as the members of our Audit Committee (the “New Audit Committee”). The function of our Audit Committee is to act as a liaison between our board of directors and our independent public accountants, and review with them the planning and scope of financial statement audits, the results of those audits, and the adequacy of internal accounting controls. It also monitors other corporate and financial policies. Our Previous Audit Committee met at least 10 times either in person or telephonically during 2003-2004. The New Audit Committee met once during 2004.

Stock Option Plan Committee. Our board of directors has established a Stock Option Plan Committee. Until September 2004, the Stock Option committee consisted of Jakes Jordaan and Federico Chavez Peon. Our Stock Option Plan Committee is vested with full authority to select participants, grant options, determine the number of shares subject to each option, the exercise price of each option and in general, to interpret such regulations as it deems necessary to administer our Company’s Employee Stock Option Plan. Effective October 2004, Robert Bobb and Joe McInerney were appointed as the members of our Stock Option Committee.

Compensation Committee. Our board of directors has established a Compensation Committee. Until September 2004, our Compensation Committee composed of Federico Chavez Peon and Jakes Jordaan (composed of non-employee directors). Effective October 2004, Robert Bobb and Joe McInerney were appointed as the members of our Compensation Committee (the “New Compensation Committee”). The Compensation Committee reviews and approves individual officer salaries, bonus plan financial performance goals, bonus plan allocations, and stock option grants. The Compensation Committee also reviews guidelines for compensation, bonus, and stock option grants for our non-officer employees. The New Compensation Committee met once during 2004.

Director Option Plan Committee. Our board of directors has established a Director Option Plan Committee consisting of Federico Chavez Peon and Luis A. Chico Pardo. The Director Option Plan Committee has full and final authority in its discretion, subject to the provisions of the Directors’ Stock Option Plan, (a) to prescribe the form or forms of instruments evidencing options under the Directors’ Stock Option Plan, (b) to adopt, amend and rescind rules and regulations for the administration of the Directors’ Stock Option Plan, and (c) to interpret the Directors’ Stock Option Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Directors’ Stock Option Plan. Effective October 2004, the Board of Directors elected to cancel the Director Option Plan and appointed Robert Bobb and Joe McInerney as the members of the Director Stock Option Committee.

Nominating Committee. Our board of directors has established a Nominating Committee. During 2003 and until September 2004 our Nominating Committee consisted of Jakes Jordaan and Federico Chavez Peon. The Nominating Committee assists, as needed, with finding qualified candidates to serve on our company’s board of directors. Effective October 2004, Robert Bobb and Joe McInerney were appointed as the members of our Nominating Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, requires our Company’s directors, officers and persons who are beneficial owners of more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish our Company with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such reports furnished to our Company by the reporting persons, we believe that during the year ended December 31, 2004, our directors, officers and 10% shareholders complied with all filing requirements under Section 16(a) of the Exchange Act, except that Jakes Jordaan, a director and executive officer, was late in filing one Form 4.

Certain Relationships and Related Transactions

M&M Nominee owned 13,149,274 shares of our common stock accounting for 62.48% of all issued and outstanding shares. On July 7, 2004, we announced that Cardinal UniMark Investors, LP (“Cardinal”) purchased 10,519,419 shares of UniMark common stock in a private transaction from MSIF for $0.40 per share. MSIF was a member of UniMark’s controlling shareholder, M&M Nominee. Madera LLC (“Madera”), the other partner in M&M Nominee, retained its 2,629,855 shares of common stock. Cardinal has the contractual right to vote Madera’s shares. As a result, Cardinal has the requisite voting power to significantly affect virtually all decisions made by our company and its shareholders, including the power to elect all directors and to block corporate actions such as amendments to most provisions of our articles of incorporation. This ownership and management structure could inhibit initiatives taken by our company that are not acceptable to Cardinal. Effective October 1, 2004, the Company agreed to pay an affiliate of Cardinal a monthly management fee of $10,000.

Effective September 1, 2000, we entered into an agreement with Promecap for the services of Emilio Castillo Olea to become our President and Chief Executive Officer at the annual rate of $150,000. As of December 31, 2003, the company owed Promecap $362,500 in connection with this agreement. Mr. Castillo was also a Director of Promecap, a financial advisory services firm to MSIF, which owned 80% of M&M Nominee. M&M Nominee was our largest shareholder (see discussion above). On January 31, 2003, Mr. Castillo resigned his officer positions with our company, and on May 30, 2003, resigned as a Director. In November 2004 the Company entered into a one year consulting contract with Promecap at the rate of $24,000 per month. In January 2005, the Company paid Promecap the amounts owed in connection with Mr. Castillo’s salary.

On January 10, 2003, January 24, 2003, February 11, 2003 and March 6, 2003, respectively, we received $125,000, $200,000, $110,000 and $125,000 under the terms of short-term promissory notes, interest at 10%, from our then largest shareholder. These notes, including an additional note under which we received $100,000 on December 18, 2002, were repaid in April 2003, including accrued interest of approximately $16,000.

On May 20, 2004, the Company’s board of directors appointed its then chairman, Jakes Jordaan, to serve as its President and Chief Executive Officer. Mr. Jordaan was a member of the firm Jordaan & Riley, PLLC, which served as the Company’s legal counsel until his appointment as President and Chief Executive Officer. Fees paid to Mr. Jordaan’s firm for legal services rendered were $98,000, $106,000 and $122,000, for the years ended December 31, 2002, 2003 and 2004, respectively. Presently, the Company owes Jordaan & Riley, PLLC approximately $59,000 for legal services rendered before Mr. Jordaan’s appointment as President and Chief Executive Officer.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS,

DIRECTORS AND MANAGEMENT

Security Ownership

The following table sets forth the amount of common stock beneficially owned as of the record date by the following people:

•	each director and nominee director;

•	the named executive officers of our Company whose salary and bonuses exceeded $100,000 during 2004;

•	all directors and officers as a group; and

•	each person known by our Company to hold more than 5% of our outstanding common stock.

Names	Amount and Nature of Beneficial Ownership of Common Shares as of the Record Date	Percent of Class (1)
Directors and Executive Officers:

Robert Bobb (2) 311 South Wacker Drive, Suite 5500 Chicago, Illinois 60606	13,149,274	62.48%

Joe McInerney (2) 311 South Wacker Drive, Suite 5500 Chicago, Illinois 60606	13,149,274	62.48%

Jakes Jordaan (3)	59,510	**
David E. Ziegler	10,000	**
Directors and Executive Officers as a Group (4 persons) (4)	13,218,784	62.81%
Other Directors and Executive Officers	-0-	0.00%

Other Five Percent Holders:
Cardinal UniMark Investors, LP (2) 311 South Wacker Drive, Suite 5500 Chicago, Illinois 60606	13,149,274	62.48%

Madera LLC (5) 515 East 72nd Street New York, N.Y. 10021	2,629,855	12.50%

**	Less than 1%
(1)

In calculating the percentage of total class ownership, the number of outstanding shares used was 21,044,828. This number does not include 10,000 shares of our common stock issuable upon exercise of currently outstanding options granted under the 1999 Stock Option Plan and unvested options to purchase 2,104,182 shares of common stock granted to Jakes Jordaan on October 1, 2004.

(2)	Includes 10,519,419 shares of common stock owned by Cardinal and 2,629,855 shares of common stock owned by Madera which Cardinal has voting control over such securities.
(3)

Includes 10,000 shares of common stock underlying presently exercisable stock options issued pursuant to the Company’s 1999 Stock Option Plan. Does not include an unvested option to purchase 2,104,182 shares of common stock issued to Mr. Jordaan in October 1, 2004. Mr. Jordaan has transferred the option to S4J2 Family Limited Partners, LLP, a family limited partnership. Mr. Jordaan disclaims beneficial ownership of the option and the shares of common stock underlying such option.

(4)

Includes 10,000 shares of common stock underlying presently exercisable stock options. Mr. Jordaan and Mr. Ziegler are “named executive officers” because each individual served as our Company’s Chief Executive Officer and Chief Financial Officer, respectively, during the last completed fiscal year. None of our Company’s other highest paid executive officers have total annual salaries and bonuses in excess of $100,000. On August 28, 2004, Mr. Herrera’s employment contract expired and was not renewed.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Prior to 2002, independent directors received no cash compensation but received automatically an initial grant of stock options to purchase 20,000 shares of common stock upon their appointment to the board of directors. Prior to 2002, independent directors automatically received annual grants of options to purchase 5,000 shares of common stock as of the date following each annual meeting. All board of director options were Non Qualified Stock Options and become exercisable on the first anniversary of the date of grant. Our board of directors has suspended any future grants of stock options to its independent directors. In connection with the Company’s going private proposal, commencing in December 2002, we paid each member of the Independent Special Committee cash compensation in the amount of $5,000 per month. In March 2003 when the proposal was withdrawn, the independent director fee was increased to $7,500 per month. Effective September 30, 2004, the independent directors resigned. Effective October 1, 2004, Robert Bobb was appointed Chairman of the Company and is being compensated at the rate of $10,000 per month.

Executive Compensation

Summary Compensation Table. The following table sets forth the compensation for the three fiscal years ended December 31, 2002, 2003 and 2004 paid by our Company to its chief executive officer and to one other executive officers of our Company who received compensation in excess of $100,000 for the years ended December 31, 2002, 2003 and 2004 (the “named executive officers”). No other executive officers received compensation exceeding $100,000 during the last fiscal year.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
	Year	Salary		Bonus	Other Annual Compensation (1)	Restricted Stock Award(s)	Securities Underlying Options		All Other Compensation
Emilio Castillo Olea (2) Former President and Chief Executive Officer	2002 2003		-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-		$ $	150,000 12,500

Arturo Herrera Barre Former President and Chief Executive Officer	2003 2004	$ $	79,900 159,800	-0- -0-	-0- -0-	-0-	-0-			$45,000	(3)

Jakes Jordaan (4) President and Chief Executive Officer	2004		$69,692	-0-	-0-	-0-	2,104,182	(5)		-0-

David E. Ziegler Chief Financial Officer	2002 2003 2004	$ $ $	275,000 275,000 275,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-			-0- -0- -0-

(1)

The compensation described in this table does not include medical insurance and other benefits received by the executive officers which are available generally to all employees of our Company and perquisites and other personal benefits received by these executive officers of our Company, the value of which does not exceed the lesser of $50,000 or 10% of the executive officer’s cash compensation in the table.

(2)

Effective October 1, 2000, Mr. Castillo was appointed as President and Chief Executive Officer of our Company. In connection with Mr. Castillo’s appointment, our Company entered into a service agreement with Promecap for his services, at the annual rate of $150,000, commencing September 1, 2000. On January 31, 2003, Mr. Castillo resigned his officer positions with our Company.

(3)	Mr. Herrera’s employment contract was not renewed at its expiration on August 28, 2004. The Company paid Mr. Herrera $45,000 in settlement of all employment related obligations.
(4)

Effective May 20, 2004, Mr. Jordaan was appointed as President and Chief Executive Office of our Company at the annual rate of $120,000. On October 1, 2004 Mr. Jordaan’s annual salary was increased to $150,000.

Stock Options Granted in Last Fiscal Year

The following table sets forth each grant of stock options made during the 2004 fiscal year to each of the named executive officers in the Summary Table above:

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees During 2004		Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						0%	5%	10%
Jakes Jordaan	2,104,182	100.0	%-	$0.40	9/27/2014	-0-	$529,323	$1,341,410
David E. Ziegler	-0-	-0-		-0-	-0-	-0-	-0-	-0-

The following table sets forth information with respect to the value of unexercised options granted during the last completed fiscal year and in prior years to the named executive officers with respect to option exercises by those persons during the last completed fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at 2004 FY-End	Value of Unexercised In-the- Money Options at 2004 FY-End
	Shares Acquired on Exercise	Value Realized	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Jakes Jordaan	-0-	-0-	2,114,182	-0-
David E. Ziegler	-0-	-0-	-0-	-0-

Stock Option Plans

In 1994, we adopted our 1994 Employee Stock Option Plan and an Outside Director Stock Option Plan (the “1994 Plans”). Under the 1994 Plans, our boards of directors were authorized to grant options to employees and consultants and to our outside directors to purchase up to 820,000 and 100,000 shares respectively, of our common stock which were reserved for such purposes. The terms and vesting period for options granted under the 1994 Plans were fixed by our board of directors at the time of grant provided that the exercise period was not greater than 10 years from the date of grant. The exercise price for any options granted under the 1994 Plans for employees and consultants could not be less than 100% and 85% of the fair market value of our common stock on the date of the grant for Incentive and Non-statutory Stock Options, as defined, respectively. The exercise price for options granted under the 1994 Plans for outside directors could not be less than 100% of the fair market value of our common stock on the date of grant.

In 1999, we adopted the 1999 Stock Option Plan (the “1999 Plan”) under which stock options could be granted to employees, outside directors and consultants to purchase our common stock. The 1999 Plan, which is similar to our 1994 Plan for employees, is for a period of ten years and has reserved 500,000 shares of our common stock for stock option grants. Effective with the adoption of the 1999 Plan, we discontinued granting options under the 1994 Plans. During the 2004 fiscal year, there were no grants of stock options made to any of the executive officers named in the Summary Compensation Table above from the 1999 plan.

Stock Option Agreement

Effective October 1, 2004, the New Stock Option Committee granted Mr. Jordaan stock options to purchase 2,104,182 shares of common stock at an initial option price of $0.40 per share, which was the fair market value at date of grant. The option shall only be exercisable based upon the Aggregate Cash Distribution Amount (as defined below) to holders of the Company’s equity securities in accordance with the following:

Vested Number of Underlying Shares = 2,104,182 x (Aggregate Cash Distribution Amount/Unrecovered Capital)

“Aggregate Cash Distribution Amount” shall mean the aggregate dollar amount of (a) any cash dividends or distribution to holders outstanding shares of Common Stock, (b) any cash used by the Company or its subsidiaries to repurchase shares of Common Stock, and (c) any payments by the Company or its subsidiaries made to persons or entities owning beneficially more than 10 percent of the Company’s outstanding shares of Common Stock less (d) amounts (other than salary paid and normal and customary employee benefits) paid to option holder by the Company or its subsidiaries.

“Unrecovered Capital” shall mean $8,417,932 reduced by amounts under (a), (b) and (c) under the definition of Aggregate Cash Distribution Amount as and when paid or expended and increased by eight percent (8%) per annum compounded quarterly commencing July 1, 2004.

The number of shares of Common Stock for which the option may be exercised shall be cumulative; so that once the option shall become exercisable with respect to any shares of Common Stock it shall continue to be exercisable for such shares until expiration of termination of the option. Notwithstanding, no portion of the underlying shares subject to the option shall vest after July 1, 2008, in accordance with the above formula. Any underlying shares subject to the option which have not vested on July 1, 2008, shall thereafter vest immediately and the option for such underlying shares shall be exercisable at the initial option price without any reduction thereof.

The option agreement provides for adjustment in the exercise price of the option for (i) cash dividends (by the per share amount received by holders of the common stock), (ii) adjustments for stock splits, stock dividends or reclassification involving the capital stock, and (iii) for stock redemptions.

Upon (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger, or consolidation) that will result in the holders of the outstanding voting equity securities of our company immediately prior to such transaction holding less than a majority of the voting equity securities of the surviving entity immediately following such a transaction, (ii) the sale or transfer of all or substantially all of the assets of our Company, (iii) the dissolution or liquidation of our Company, then immediately prior to the effective date of such event, the option shall be accelerated so that the option holder may exercise the option (whether or not then vested) for all the shares of common stock subject to the option as fully vested shares.

REPORT OF THE COMPENSATION COMMITTEE

Our board of directors has established a Compensation Committee to review and approve the compensation levels of executive officers of our Company, evaluate the performance of our executive officers, consider senior management succession issues and any related matters for our Company. The Compensation Committee is charged with reviewing with our board of directors in detail all aspects of cash compensation for the executive officers of our Company. Stock option compensation for our executive officers is also considered by the Compensation Committee.

The philosophy of our Company’s compensation program is to employ, retain and reward executives capable of leading our Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of our Company, positioning our Company’s assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing shareholder value and ensuring the survival of our Company. The accomplishment of these objectives is measured against conditions in the industries within which our Company operated. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions.

The available forms of executive compensation include base salary, cash bonus awards and incentive stock options. Performance of our Company is a key consideration (to the extent that such performance can fairly be attributed or related to such executive’s performance), as well as the nature of each executive’s responsibilities and capabilities. Our Company’s compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of our Company, it may not necessarily be the best current measure of executive performance. Therefore, our Company’s compensation policy also gives consideration to our Company’s achievement of specified business objectives when determining executive officer compensation. Compensation paid to our executive officers is based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers.

Respectfully submitted

COMPENSATION COMMITTEE

Robert Bobb, Chairman

Joe McInerney

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2004, no member of our Company’s Compensation Committee of our board of directors was an officer or employee of our Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K of the Exchange Act. No executive officer of our Company served as a member of a compensation committee of another corporation (or other board committee of such company performing similar functions or, in the absence of any such committee, the entire board of directors of such corporation), one of whose executive officers served on the Compensation Committee. No executive officer of our Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of our Company served as a member of a compensation committee of another corporation (or other board committee of such corporation performing similar functions or, in the absence of any such committee, the entire board of directors), one of whose executive officers served as a director of our Company.

SHAREHOLDER RETURN PERFORMANCE GRAPH

The chart below sets forth a line graph comparing cumulative total return of our Company’s common stock to the S&P 500 Stock Index and the S&P Food Products Index for the five year period commencing December 31, 1999 and ending December 31, 2004. Each index assumes $100 invested in our Company’s common stock at December 31, 1999, and that dividends, if any, were reinvested.

[GRAPHIC OMITTED]

Comparative Five-Year Total Returns

	1999	2000	2001	2002	2003	2004
The UniMark Group, Inc.	$100	$33	$42	$40	$14	$24
S&P 500 Stock Index	$100	$91	$80	$62	$80	$89
S&P Packaged Food Index	$100	$127	$129	$133	$144	$171

Note: Our Company’s management consistently cautions that the stock price performance shown in the table should not be considered indicative of potential future stock price performance.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Report

Our Audit Committee has reviewed and discussed our Company’s audited consolidated financial statements with management. Further, our Audit Committee has discussed with Mancera, S.C., Member Practice of Ernst & Young Global, our independent public accountants, the matters required to be discussed by Statement of Auditing Standards No. 61 (SAS 61 – Communication with Audit Committees) relating to the accountant’s judgement about the quality of our Company’s accounting principles, judgements and estimates, as applied in our financial reporting.

Our Audit Committee has also received written disclosures from Mancera, S.C., Member Practice of Ernst & Young Global, as required by Independent Standards Board Standard No.1 (Independent Discussions with Audit Committees) that relates to Mancera’s independence from our Company, and has discussed with Mancera, S.C., Member Practice of Ernst & Young Global their independence.

Based on the reviews and discussions referred to above, our Audit Committee recommended to our board of directors that our Company’s audited financial statements be included in our Annual Report on

Form 10-K for our year ended December 31, 2003, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert Bobb

Joe McInerney, Chairman

INDEPENDENT AUDITOR FEE INFORMATION

Audit Fees

Fees for audit services performed by the Mexico offices of Mancera, S.C., Member Practice of Ernst & Young Global totaled approximately $335,000 in the year ended December 31, 2003, which included fees associated with the annual audit, reviews of the company’s quarterly reports on Form 10-Q, statutory audits required in Mexico, assistance with review of documents filed with the Securities and Exchange Commission, and accounting consultations during the audit. No audit fees have been incurred in connection with the 2004 annual audit or quarterly reviews.

Audit-Related Fees

Fees for audit-related services performed by the Mexico offices of Mancera, S.C., Member Practice of Ernst & Young Global totaled approximately $42,000 in the years ended December 31, 2004 and 2003. Audit-related fees relate to special audits performed in connection with the August 2004 sale of all outstanding shares of our Mexican subsidiary, Industrias Citricolas de Montemorelos, S.A. de C.V. to Del Monte.

Tax and Other Fees

With the exception of limited fees associated with limited tax services, our Company did not engage any other services from Mancera, S.C., Member Practice of Ernst & Young Global in the years ended December 31, 2004 and 2003.

Pre-Approval Policies and Procedures

The Audit Committee of the Company has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by its independent auditors. Under these procedures, prior to the engagement of the independent auditor for pre-approved services, requests or applications for the auditors to provide such services, must be submitted to the Audit Committee or its designee, and must include a detailed description of the services to be performed.

The Audit Committee has pre-approved all audit and non-audit fees of the independent auditor during 2004 and 2003.

OTHER MATTERS

Other Matters

Our board of directors does not intend to bring any other business before the meeting, and so far as is known to our board of directors, no matters are to be brought to the meeting except as specified in the notice of the meeting. However, as to any other business that may properly come before the meeting, it is intended that the proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Expenses of Solicitation

The expense of preparing, printing and mailing the notice of our annual meeting of shareholders and proxy material, and all other expenses of soliciting proxies will be borne by our Company. We have retained Georgeson Shareholder Communications Inc. as our agent for soliciting proxies. Officers or other employees of our Company may, without additional compensation therefore, solicit proxies in person, by telephone, facsimile, mail or the Internet. We may also reimburse brokerage firms, banks, trustees, nominees and other persons for their expenses in forwarding proxy material to the beneficial owners of shares held by them of record.

Proposals of Shareholders

If a shareholder intends to present a proposal for action at our next annual meeting of Shareholders and wishes to have such proposal considered for inclusion in our Company’s proxy materials in reliance on Rule 14a-8 under the Exchange Act, as amended, the proposal must be submitted in writing and received by our Company no later than March 31, 2006, and must also satisfy the other requirements of Rule 14a-8. The submission of a shareholder proposal does not guarantee that it will be included in our Company’s proxy statement.

Future Transactions

Although our Company intends that the terms of any future transactions and agreements between our Company and its directors, officers, principal shareholders or other affiliates will be no less favorable than could be obtained from unaffiliated third parties, no assurances can be given in this regard. Any such future transactions that are material to our Company and are not in the ordinary course of business will be approved by a majority of our Company’s independent and disinterested directors.

PROXY SOLICITED BY THE UNIMARK GROUP, INC.’S BOARD OF DIRECTORS

FOR ANNUAL MEETING OF SHAREHOLDERS

OF THE UNIMARK GROUP, INC.

The undersigned hereby (a) acknowledges receipt of Notice of the Annual Meeting of Shareholders to be held at The Harvey Hotel DFW Airport, 4545 W. John Carpenter Freeway, Irving, Texas 75063, on Thursday, April 14, 2005, at 9:00 a.m. (Dallas, Texas Time) and the Proxy Statement in connection therewith, each dated, March 18, 2005, (b) appoints each of Jakes Jordaan and Enrique Narvaez the proxy and attorney-in-fact for the undersigned, with full power of substitution, (c) authorizes the Proxies to represent and vote on behalf of the undersigned, as designated below, at the Annual Meeting of Shareholders and at any adjournments or postponements thereof, all shares of the Common Stock, $0.01 par value, of The UniMark Group, Inc. (the “Company”) standing in the name of the undersigned or which the undersigned may be entitled to vote and (d) revokes any proxies heretofore given.

1.	ELECTION OF DIRECTORS – Nominees: Robert Bobb, Jakes Jordaan and Joe McInerney

For All	☐
Withhold All	☐
For All Except	☐

(Except Nominee(s) written above)

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY

USING THE ENCLOSED POSTAGE-PAID ENVELOPE

(Please sign and date this card on the reverse side)